Exhibit 99.3

NightFood® Lands Meijer Supermarkets

TARRYTOWN, NY, December 6, 2016 (MARKETWIRED) -- NightFood Holdings, Inc. (OTC: NGTF), a fully reporting “better-for-you” snack company, today announced that NightFood branded nighttime nutrition bars will soon be available in Meijer supermarkets.

Meijer has well over 200 locations, concentrated in Michigan, Illinois, Ohio, Indiana, Wisconsin, and Kentucky. Based on 2015 revenues of almost $16B, Meijer was the 26th largest retailer in the United States according to the National Retailer Federation, ranking ahead of Whole Foods Market, 7-Eleven and Starbucks.

“We’re very excited that our distribution relationship with KeHE Distributors led to Meijer adding the NightFood line. This is our largest supermarket chain to date, and we’re looking forward to a fantastic relationship with the Meijer team,” commented NightFood CEO Sean Folkson.

NightFood nutrition bars come in two flavors, Cookies n’ Dreams, and Midnight Chocolate Crunch, and both will soon be available in Meijer stores across the upper Midwest.

About Nightfood:

NightFood Holdings, Inc. focuses on bringing better-for-you snacking experiences to consumers. This is achieved through manufacture and distribution of NightFood, a line of snacks specially formulated to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way, and through our agreement to fund and acquire Suffield Foods, LLC, an ice cream company which manufactures and distributes a line of delicious high-fiber and lower fat ice cream and frozen novelties under license. For more information, visit http://ir.nightfood.com

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Christina Lee Schmohl

646-405-5850 x6

Clee@e5aim.com

Investor Contact:
Sean Folkson, CEO

888-888-6444, x4
sean@nightfood.com